Exhibit 99.1

Hercules Announces First Quarter 2017 Financial Results and a $0.31 per Share Quarterly Distribution

$0.42 per Share, or $34.2 Million of Projected 2016 Earnings Spillover(1)

Q1 2017 Financial Highlights

•	Net Investment Income “NII” of $22.7 million, an increase of 12.8% year-over-year, or $0.28 per share

•	Adjusted NII of $24.8(2) million, or $0.31(2) per share

•	New Debt and Equity Commitments of $191.0 million for Q1 2017

•	Total Gross Fundings of $153.3 million for Q1 2017

•	Total Investment Income of $46.4 million for Q1 2017, an increase of 19.1% year-over-year

•	Distributable Net Operating Income “DNOI,” a non-GAAP measure, of $24.5 million, an increase of 8.1% year-over-year, or $0.30 per share

•	Adjusted DNOI of $26.6(2) million, or $0.33(2) per share

•	13.4% GAAP Effective Yields

•	$343.1 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	Regulatory leverage of 73.0% and net regulatory leverage of 54.7%(3) for Q1 2017

•	During Q1 2017, the Company enhanced its balance sheet and liquidity by:

•	Raising $230.0 million in 4.375% Convertible Notes due 2022 (the “Convertible Notes”)

•	Fully redeeming its $110.4 million 7.00% Notes due 2019 (the “2019 Notes”)–saving ~$2.8 million in annual interest expense, or $0.03 NII/share annually

•	Total Shareholder Returns “TSR” of 33.7%, 31.8% and 77.4%, one, three and five-year, respectively

•	11.9% Return on Average Equity “ROAE” (NII/Average Equity), Adjusted ROAE of 13.0%(1)

•	6.2% Return on Average Assets “ROAA” (NII/Average Assets), Adjusted ROAA of 6.8%(1)

(1)	Per share calculation based on shares of common stock outstanding as of March 31, 2017
(2)	Amount excludes the non-cash acceleration of unamortized fees associated with the $110.4 million 2019 Notes redemption plus the non-recurring interest overlap due to the 30-day notice redemption period, totaling $2.1 million or $0.03 per share.
(3)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end.

PALO ALTO, Calif., May 4, 2017 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the first quarter ended March 31, 2017.

The Company also announced that its Board of Directors has declared a first quarter cash distribution of $0.31 per share, that will be payable on May 22, 2017, to shareholders of record as of May 15, 2017.

“Our first quarter results represent a solid start to 2017 for Hercules Capital as we originated more than $190 million in new commitments and over $153 million in gross fundings, with eight new innovative venture growth companies added to the portfolio,” said Manuel A. Henriquez, founder, chairman and chief executive officer of Hercules. “During the quarter, we increased total investment income and net investment income by 19.1% and 12.8% year-over-year, respectively, benefitting from our corporate investments and record-setting performance in 2016. We are maintaining our guardedly optimistic outlook for 2017, as evidenced by our strong liquidity position of $343 million in total available liquidity, which positions us well to manage and grow our high-quality credit investment portfolio, while continuing to maintain our disciplined slow and steady growth strategy, and remaining very selective in our underwriting as we cautiously navigate through tightening credit markets and the early stages of the new Trump administration.”

Q1 2017 Review and Operating Results

Growth of Debt Investment Portfolio

Hercules had a solid Q1 2017, having successfully extended debt and equity commitments to thirteen (13) companies including eight (8) new and five (5) existing companies, totaling $191.0 million, and gross fundings of $153.3 million.

During the quarter, Hercules realized unscheduled early principal repayments of $100.3 million, along with normal scheduled amortization of $37.5 million, or $137.8 million in total debt repayments.

Net debt investment portfolio growth during the first quarter, on a cost basis, was $14.3 million, and on a fair value basis, the portfolio declined modestly by approximately $16.9 million or 1.3%, driven by net unrealized depreciation on our debt investments.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q4 2016 to Q1 2017

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/16	$1,384.9	$81.6	$45.0	$1,511.5

New fundings(a)	147.7	3.9	1.7	153.3
Warrants not related to Q1 2017 fundings	—	—	0.4	0.4
Early payoffs(b)	(100.3)	—	—	(100.3)
Principal payments received on investments	(37.5)	—	—	(37.5)
Net changes attributed to conversions, liquidations, and fees	4.4	(6.3)	(0.4)	(2.3)

Net activity during Q1 2017	14.3	(2.4)	1.7	13.6

Balances at Cost at 3/31/17	$1,399.2	$79.2	$46.7	$1,525.1

Balances at Value at 12/31/16	$1,328.8	$67.6	$27.5	$1,423.9

Net activity during Q1 2017	14.3	(2.4)	1.7	13.6
Net change in unrealized appreciation / (depreciation)	(31.2)	(2.8)	2.8	(31.2)

Balances at Value at 3/31/17	$1,311.9	$62.4	$32.0	$1,406.3

(a)	New fundings amount includes $4.8 million total new fundings associated with revolver loans during Q1 2017.
(b)	Unscheduled paydowns include $1.5 million paydown on revolvers during Q1 2017.

Debt Investment Portfolio Balance

(in millions)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Ending Balance at Cost	$1,241.8	$1,255.9	$1,275.9	$1,384.9	$1,399.2
Weighted Average Balance	$1,180.1	$1,209.0	$1,236.0	$1,322.0	$1,381.0

As of March 31, 2017, 90.9% of the Company’s debt investments were in a “true first-lien” senior secured position.

Effective Portfolio Yield and Stable Core Portfolio Yield (“Core Yield”)

Effective Yields on our debt investment portfolio were 13.4% during Q1 2017, down from the previous quarter of 14.4%, due to older tenure loans compared to loans paid off in Q4 2016 and an overall lower yield composite from one loan placed on non-accrual during Q1. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early payoffs, and other one-time events. Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were at 12.2% during Q1 2017, and at the lower end of our 2017 expected normalized levels of 12.25% to 13.25%. Hercules defines Core Yield as yields that generally exclude any benefit from income related to early debt repayments attributed to the acceleration of unamortized income and prepayment fees, and includes income from expired commitments.

Income Statement

Total investment income increased 19.1% for Q1 2017 to $46.4 million, compared to $38.9 million in Q1 2016. The increase is primarily attributable to debt investment portfolio growth, and a greater weighted average principal outstanding of the Company’s debt investment portfolio between the periods.

Non-interest and fees expenses increased to $11.2 million in Q1 2017, compared to $10.8 million in Q1 2016. The increase was primarily due to changes in compensation expenses.

Interest expense and fees were $12.4 million in Q1 2017, compared to $8.0 million in Q1 2016. The increase was primarily due to the one-time, non-cash acceleration of unamortized fees upon the redemption of our $110.4 million 2019 Notes plus the one-time non-recurring interest expense overlap related to the 30-day advance notice redemption period totaling ~$2.1 million, and a higher weighted average principal balances outstanding on our 6.25% notes due 2024 and our newly issued Convertible Notes.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 6.3% in Q1 2017 compared to 5.5% in Q1 2016. The increase was primarily related to the one-time, non-cash acceleration of unamortized fees due to the redemption of our 2019 Notes in Q1 2017. The adjusted weighted average cost of borrowings excluding the one-time redemption and interest overlap expense was 5.7%.

NII – Net Investment Income

NII for Q1 2017 increased to $22.7 million compared to $20.1 million in Q1 2016; or $0.28 per share, based on 81.4 million basic weighted average shares outstanding in Q1 2017, compared to $0.28 per share, based on 71.2 million basic weighted average shares outstanding in Q1 2016. Adjusted NII was $24.8 million, or $0.31 per share, which excludes the one-time cost associated with the $110.4 million redemption of the 2019 Notes plus the additional 30-day notice interest expense. The year-over year increase in net investment income is primarily attributable to the increase in the weighted average loan balance and an increase in unscheduled early debt repayment fees and accelerations.

DNOI – Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q1 2017 was $24.5 million or $0.30 per share, compared to $22.7 million, or $0.32 per share, in Q1 2016. Adjusted DNOI of $26.6 million, or $0.33 per share, excludes the one-time cost associated with the $110.4 million redemption of the 2019 Notes plus the additional 30-day notice interest expense. The increase in DNOI income is primarily attributable to the increase in the weighted average loan balance and an increase in unscheduled early debt repayment fees and accelerations, as well as a slightly lower amount of stock-based compensation, compared to the prior year period.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Since Hercules’ first origination activities in October 2004, Hercules maintains an aggregate net realized gain (including net loan, warrant and equity activity) on investments, through March 31, 2017, totaling $0.9 million, on a GAAP basis.

Realized Gains/(Losses)

During Q1 2017, Hercules had net realized gains of $3.2 million, which consisted of gross realized gains of $6.4 million from the sale of five equity positions. These gains were partially offset by gross realized losses of ($3.2) million primarily from the liquidation or write off of the Company’s warrant and equity investment in two portfolio companies and the debt investment in one portfolio company.

In January 2017, Hercules sold its remaining 611,442 shares in Box, Inc. for a net realized gain of $4.0 million (cost basis of $4.7 million, $8.7 million in gross proceeds).

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended March 31, 2017
(in millions)	Debt	Equity	Warrants	Total
Collateral Based Impairments	$(39.8)	$(0.9)	$(0.3)	$(41.0)
Reversals of Prior Period Collateral Based Impairments	3.2	—	—	3.2
Reversals due to Debt Payoffs & Warrant/Equity Sales	2.4	(4.7)	(0.1)	(2.4)

Sub-total Impairments and Reversals	(34.2)	(5.6)	(0.4)	(40.2)
Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	—	1.2	0.9	2.1
Level 3 Assets	3.0	1.6	2.3	6.9

Sub-total Fair Value Market/Yield Adjustments	3.0	2.8	3.2	9.0

Net Unrealized Appreciation/(Depreciation)*	$(31.2)	$(2.8)	$2.8	$(31.2)

*	Excludes unrealized depreciation from escrow receivable and taxes payable

During Q1 2017, we recorded ($31.2) million of net unrealized depreciation from our debt, equity and warrant investments. Approximately ($31.2) million was net unrealized depreciation on our debt investments.

Approximately ($2.8) million was attributed to net unrealized depreciation on our equity investments and approximately $2.8 million was attributed to net unrealized appreciation on our warrant investments primarily due to the combination of $2.6 million of unrealized appreciation on our private portfolio companies, approximately $2.2 million of unrealized appreciation on our public portfolio offset by ($4.8) million of reversals due to sales and/or write offs.

Liquidity and Capital Resources

The Company ended Q1 2017 with $343.1 million in available liquidity, including $148.1 million in unrestricted cash and cash equivalents, and $195.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements. This was enhanced by the $230.0 million Convertible Notes issuance in early Q1 2017, which was partially used to fully tender and retire our $110.4 million 2019 Notes.

In Q1 2017, the Company sold 3.3 million shares of common stock for total accumulated net proceeds of approximately $46.9 million under its at-the-market “ATM” equity distribution agreement, all accretive to net asset value “NAV” at a price-to-book of 1.47x.    As of March 31, 2017, approximately 751,000 shares remain available for issuance and sale under the equity distribution agreement.

In Q1 2017, the Company sold 225,475 of its par $25.00 bonds for net proceeds of approximately $5.7 million under its ATM debt distribution agreement.

In January 2017, the Company issued $230.0 million of Convertible Notes, which amount includes the additional $30.0 million aggregate principal amount of Convertible Notes issued pursuant to the initial purchaser’s exercise in full of its overallotment option. The Convertible Notes were sold only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 144A under the Securities Act.

In addition, the Company redeemed 100% or approximately $110.4 million (face value) in remaining issued and outstanding aggregate principal amount of the 2019 Notes. The redemption price was par $25.00 per Note plus accrued and unpaid interest through, but excluding, the redemption date, February 24, 2017. The one-time acceleration expense associated with the redemption of the 2019 Notes is approximately $1.5 million.

Bank Facilities

As of March 31, 2016, Hercules has two committed credit facilities with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”) and Union Bank (the “Union Bank Facility”) for $120.0 million and $75.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at March 31, 2016 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25% with no LIBOR floor.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures was 73.0% and net regulatory leverage (excluding cash of approximately $148.1 million) of 54.7%, as of March 31, 2017. Hercules’ GAAP leverage ratio, including our SBA debentures, was 96.6%, as of March 31, 2017.

Hercules has an order from the Securities and Exchange Commission “SEC” granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $218.0 million to its balance sheet as of March 31, 2017, bringing the maximum potential leverage to $998.1 million, or 123.5% (1.24:1), if it had access to such additional leverage. Combined with our cash position of $148.1 million, Hercules would be able to grow its total investment portfolio in excess of $1.7 to $1.8 billion.

As of March 31, 2017, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 236.9%, excluding the SBA debentures, as a result of our exemptive order from the SEC.

Available Unfunded Commitments – Representing only 5.4% of debt investment balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2017, the Company had $75.9 million of available unfunded commitments at the request of portfolio companies and unencumbered by any milestones, including undrawn revolving facilities, representing 5.4% of Hercules’ debt investment balance, at cost. This increased from the previous quarter of $59.7 million of available unfunded commitments at the request of portfolio companies or 4.3% of Hercules’ debt investment balance, at cost.

Existing Pipeline and Signed Term Sheets

After closing over $190.0 million in new commitments in Q1 2017, Hercules finished Q1 2017 with $20.0 million in signed non-binding term sheets outstanding. Since the close of Q1 2017 and as of May 3, 2017, Hercules closed debt and equity commitments of $0.75 million to new and existing portfolio companies, and funded $0.75 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of March 31, 2017, the Company’s net assets were $807.9 million, compared to $787.9 million at the end of Q4 2016, an increase of 2.5%. NAV per share decreased to $9.76 on 82.8 million outstanding shares as of March 31, 2017, compared to $9.90 on 79.6 million outstanding shares as of December 31, 2016. The decrease in NAV per share was primarily attributed to the unrealized depreciation on the debt investment portfolio, which was partially offset by the accretive issuance of equity under our ATM program above NAV, which was accretive at a price-to-book of 1.47x.

Portfolio Asset Quality

As of March 31, 2017, the weighted average grade of the debt investment portfolio, on a cost basis, was 2.43, compared to 2.41 as of December 31, 2016, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3 rated investments.

Additionally, we may downgrade our portfolio companies if they are not meeting our financing criteria or are underperforming relative to their respective business plans. Various companies in our portfolio will require additional funding in the near term or have not met their business plans and therefore have been downgraded until their funding is complete or their operations improve.

The change in weighted average investment grading as of March 31, 2017 from December 31, 2016 is due to the marginal increase in Grade 4 and 5 investments from 13.8% in Q4 2016 to 14.0% in Q1 2017.

As of March 31, 2017, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q1 2016 - Q1 2017 ($ in millions)

	Q1 2016		Q2 2016		Q3 2016		Q4 2016		Q1 2017
Grade 1 - High	287.4	23.8%	328.1	27.1%	269.8	22.0%	275.8	20.8%	260.2	19.8%
Grade 2	636.0	52.7%	602.9	49.8%	516.5	42.3%	590.5	44.4%	591.7	45.1%
Grade 3	202.2	16.8%	226.9	18.7%	372.0	30.4%	329.4	24.8%	356.9	27.2%
Grade 4	40.4	3.4%	43.0	3.5%	40.8	3.3%	58.9	4.4%	78.9	6.0%
Grade 5 - Low	39.7	3.3%	10.9	0.9%	25.1	2.0%	74.2	5.6%	24.2	1.9%

Weighted Avg.	2.17		2.11		2.32		2.41		2.43

As of March 31, 2017, the Company had seven debt investments on non-accrual with a cumulative investment cost and approximate fair value of $107.5 million and $18.8 million, respectively, or 7.0% and 1.3% as a percentage of our total investment portfolio at cost and value, respectively. As of December 31, 2016, the Company had five debt investments on non-accrual with cumulative investment cost and fair value of approximately $43.9 million and $6.2 million, respectively.

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Total Investments at Cost	$1,344.3	$1,369.4	$1,388.2	$1,511.5	$1,525.1
Loans on non-accrual as a % of Total Investments at Value	2.1%	0.2%	0.7%	0.4%	1.3%
Loans on non-accrual as a % of Total Investments at Cost	3.7%	2.5%	3.3%	2.9%	7.0%

High Asset Sensitivity – Expected Increase in Prime Rate Will Benefit Hercules Significantly – Will Help Drive Future Earnings Growth

We have purposely constructed a very asset sensitive debt investment portfolio and have structured our debt borrowings for any eventual increases in market rates that may occur in the near future. With 92.8% of our debt investment portfolio being priced at floating interest rates as of March 31, 2017, with a Prime or LIBOR-based interest rate floor, coupled with 100% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on our Consolidated Statement of Assets and Liabilities as of March 31, 2017, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in our debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25 bps increase in the Prime Rate to contribute approximately $2.4 million, or $0.03 per share, of net investment income annually.

(in thousands)	Interest	Interest	Net
Basis Point Change	Income	Expense	Income	EPS(1)
25	$2,436	$1	$2,435	$0.03
50	$5,229	$—	$5,229	$0.06
75	$8,252	$1	$8,251	$0.10
100	$11,275	$2	$11,273	$0.14
200	$24,214	$3	$24,211	$0.30
300	$37,597	$5	$37,592	$0.46

(1)	EPS calculated on basic weighted shares outstanding of 81,420

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 55 portfolio companies with a fair value of $62.3 million and a cost basis of $79.2 million as of March 31, 2017. On a fair value basis, 11.8% or $7.4 million is related to existing public equity positions, at March 31, 2017.

Warrant Portfolio

Hercules held warrant positions in 142 portfolio companies with a fair value of $32.0 million and a cost basis of $46.6 million as of March 31, 2017.

Portfolio Company IPO, M&A and Other Activity in Q1 2017

IPO Activity

As of March 31, 2017, Hercules held warrant and equity positions in six (6) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

•	Six companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

Pending M&A and Other Activity

1.	In November 2016, Hercules’ portfolio company FanDuel Inc. announced a merger agreement with sports technology company DraftKings, Inc. The transaction is expected to close in 2017. Financial terms were not disclosed. The transaction is subject to customary closing conditions and regulatory approvals.

2.	Hercules’ portfolio company IronPlanet, a leading online marketplace for used heavy equipment and other durable assets, announced that it had entered into a definitive agreement on August 29, 2016 under which Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA), the world’s largest industrial auctioneer and a leading equipment distributor, is expected to acquire IronPlanet for approximately US $758.5 million, subject to customary closing adjustments. Hercules initially committed $37.5 million in venture debt financing to IronPlanet in October 2014. Hercules currently holds warrants for 1.2 million shares of Preferred Series D stock, as of March 31, 2017.

3.	In January 2017, Hercules’ portfolio company Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK) announced that it had entered into a definitive asset and sale agreement with Ipsen (Euronext: IPN; ADR:IPSEY), a global specialty-driven pharmaceutical group committed to discovering new solutions for targeted debilitating diseases. On March 30, 2017 Merrimack stockholders approved the asset and sale agreement. Subsequent to the end of Q1 2017, Merrimack used part of the proceeds to extinguish the $175.0 million in outstanding Senior Secured Notes due in 2022, which included Hercules’ debt obligation.

4.	In January 2017, Hercules’ portfolio company Mast Therapeutics, Inc. announced that it had entered into a definitive merger agreement, under which the stockholders of Savara Inc., a privately-held emerging specialty pharmaceutical company focused on the treatment of rare respiratory diseases, would become the majority owners of Mast. On April 27, 2017, Savara announced the closing of the merger. Hercules initially committed $15.0 million in venture debt financing to Mast in August 2015, and had an outstanding principal balance of $3.0 million and held warrants for 2.3 million shares of common stock as of March 31, 2017.

5.	In February 2017, Hercules’ portfolio company Jaguar Animal Health, Inc. (NASDAQ: JAGX) entered a binding merger agreement with Napo Pharmaceuticals, a company that focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace in collaboration with local partners. Subject to the conditions to closing, the proposed merger is expected to close during the second quarter of 2017.

6.	In February 2017, Hercules’ portfolio company Nasty Gal, a Los Angeles, CA-based fashion retail website for girls that sells vintage clothing, shoes and accessories, was acquired by Boohoo.com, a Manchester, England-based online fashion retailer, for $20.0 million in consideration for Nasty Gal’s intellectual property assets and customer databases. Hercules initially committed $20.0 million in venture debt financing. On February 28, 2017, Hercules received a partial payment of $12.6 million from the sale of Nasty Gal assets, with full repayment expected upon close of escrow.

7.	In February 2017, Hercules’ portfolio company Persimmon Technologies Corporation, a manufacturer and distributor of vacuum robotics, entered into a definitive agreement with Sumitomo Heavy Industries, Ltd., a Tokyo, Japan-based integrated manufacturer of industrial machinery, automatic weaponry, ships, bridges and steel structure, to be acquired in an all-cash transaction. In March 2017, the acquisition was completed. Persimmon became a subsidiary of Sumitomo Heavy Industries. Hercules initially committed $7.0 million in venture debt financing in December 2015 and had net realized gains of $0.5 million from its warrants.

8.	In February 2017, Hercules portfolio company JumpStart is actively engaged in confidential M&A activity, which if completed could result in significant recovery of previously impaired loan. Financial terms were not disclosed. However, M&A negotiations are subject to many factors and hard to predict as to if or when they will be completed, if at all.

9.	In March 2017, Hercules’ portfolio company Cerulean Pharma Inc. (NASDAQ: CERU) announced it has entered into a definitive stock purchase agreement with Daré Bioscience, a privately-held, clinical-stage pharmaceutical company advancing products for women’s reproductive health, under which the equity holders of Daré Bioscience will become the majority owners of Cerulean, subject to the approval by stockholders of Cerulean. Cerulean also announced the sale of certain assets to BlueLink Pharmaceuticals and Novartis. Cerulean also announced that, in connection with these transactions, it is paying off its debt facility with Hercules. Hercules initially committed $26.0 million in venture debt financing, and currently holds warrants for 171,901 shares of common stock as of March 31, 2017.

10.	In March 2017, Hercules’ portfolio company SOASTA, Inc., announced that it had entered into an agreement with Akamai Technologies, Inc. (NASDAQ: AKAM), a leading content delivery services provider for media and software delivery and cloud security solutions, to be acquired in an all-cash transaction. Akamai Technologies announced on April 7, 2017, that it had completed the acquisition. Hercules initially committed $18.5 million in venture debt financing in August 2014, and currently holds warrants for 410,800 shares of Preferred Series D stock as of March 31, 2017.

11.	In March 2017, Hercules’ portfolio company Sungevity, Inc. announced that it had commenced voluntary Chapter 11 proceedings in the U.S. Bankruptcy Court for the District of Delaware. In connection with the restructuring process, and under Section 363 of the Bankruptcy Code, Sungevity entered into a $50.0 million asset purchase agreement and DIP financing facility with a group of investors, led by Northern Pacific Group and including the Company. On April 7, 2017, the U.S. Bankruptcy Court approved the DIP financing facility and on April 17, the U.S. Bankruptcy Court approved the asset purchase agreement. On April 26, 2017, Solar Spectrum, a new company backed by the investment group, announced that it had acquired certain assets of Sungevity, Inc. as part of the bankruptcy court-approved sale. Under the terms of the transaction, Solar Spectrum has acquired Sungevity’s infrastructure, technology, installer network, supplier warrants and certain agreements. As a result of the bankruptcy court-approved sale, the cost basis of the Company’s outstanding debt position in Sungevity was converted into an equity position in Solar Spectrum. We expect the Company’s outstanding equity and warrant positions in Sungevity to be reclassified in Q2 2017 from an unrealized loss to a realized loss, which will not have an incremental impact to NAV.

Dividend Distributions

The Board of Directors has declared a first quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 47th consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $13.09 per share. The following shows the key dates of our first quarter 2017 distribution payment:

Record Date            May 15, 2017

Payment Date          May 22, 2017

Hercules’ Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special distribution, or fifth distribution, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended March 31, 2017, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2017 distributions to stockholders will be.

Subsequent Events

1.	As of May 3, 2017, Hercules has:

a.	Closed debt and equity commitments of $0.75 million to new and existing portfolio companies, and funded $0.75 million since the close of the first quarter.

b.	Pending commitments (signed non-binding term sheets) of $140.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)

Q1-17 Closed Commitments(a)	$191.0
Q2-17 Closed Commitments (as of May 1, 2017)(a)	$0.75
Total Year-to-date 2017 Closed Commitments(a)	$191.75
Q2-16 Pending Commitments (as of May 1, 2017)(b)	$140.0
Year-to-date 2017 Closed and Pending Commitments	$331.75

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	In March 2017, Hercules’ portfolio company Sungevity, Inc. announced that it had commenced voluntary Chapter 11 proceedings in the U.S. Bankruptcy Court for the District of Delaware. In connection with the restructuring process, and under Section 363 of the Bankruptcy Code, Sungevity entered into a $50.0 million asset purchase agreement and DIP financing facility with a group of investors, led by Northern Pacific Group and including the Company. On April 7, 2017, the U.S. Bankruptcy Court approved the DIP financing facility and on April 17, the U.S. Bankruptcy Court approved the asset purchase agreement. On April 26, 2017, Solar Spectrum, a new company backed by the investment group, announced that it had acquired certain assets of Sungevity, Inc. as part of the bankruptcy court-approved sale. Under the terms of the transaction, Solar Spectrum has acquired Sungevity’s infrastructure, technology, installer network, supplier warrants and certain agreements. As a result of the bankruptcy court-approved sale, the cost basis of the Company’s outstanding debt position in Sungevity was converted into an equity position in Solar Spectrum. We expect the Company’s outstanding equity and warrant positions in Sungevity to be reclassified in Q2 2017 from an unrealized loss to a realized loss, which will not have an incremental impact to NAV.

3.	In January 2017, Hercules’ portfolio company Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK) announced that it had entered into a definitive asset and sale agreement with Ipsen (Euronext: IPN; ADR:IPSEY), a global specialty-driven pharmaceutical group committed to discovering new solutions for targeted debilitating diseases. On March 30, 2017 Merrimack stockholders approved the asset and sale agreement. Subsequent to the end of Q1 2017, Merrimack used part of the proceeds to extinguish the $175.0 million in outstanding Senior Secured Notes due in 2022, which included Hercules’ debt obligation.

4.	In September 2016, Hercules’ portfolio company OpenPeak, Inc. commenced voluntary Chapter 7 proceedings in the U.S. Bankruptcy Court for the District of New Jersey. In April 2017, the U.S. Bankruptcy Court approved the settlement and bidding procedures on OpenPeak’s intellectual property (“IP”) sale. As a result of the auction for IP, Hercules received $0.75 million, net of expenses and fees, resulting in a recovery in excess of our carrying value as of March 31, 2017.

5.	On April 3, 2017 and April 27, 2017, the Board of Directors, including each director who is considered independent under the rules promulgated by the NYSE and is not an “interested person,” as that term is defined by the 1940 Act, present at the meetings, approved a proposed investment advisory agreement (the “Advisory Agreement”) between the Company and Hamilton Advisers LLC (Mr. Henriquez recused himself from voting on the matter). The Advisory Agreement, subject to the approval by the Company’s stockholders, provides for the Company’s transition from an internally managed to an externally managed structure. A preliminary proxy statement seeking approval of the Advisory Agreement was filed with the SEC on May 3, 2017, and a special meeting of stockholders is scheduled to be held on June 29, 2017.

Conference Call

Hercules has scheduled its first quarter 2017 financial results conference call for May 4, 2017 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 7906232 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 7906232.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.7 billion to over 375 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one outstanding bond issuance of 6.25% Unsecured Notes due July 2024 (NYSE: HTGX).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	March 31, 2017	December 31, 2016
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,469,449 and $1,475,918, respectively)	1,376,181	1,414,210
Control investments (cost of $42,751 and $22,598, respectively)	24,775	4,700
Affiliate investments (cost of $12,850 and $13,010, respectively)	5,311	5,032

Total investments, at value (cost of $1,525,050 and $1,511,526, respectively)	1,406,267	1,423,942
Cash and cash equivalents	148,140	13,044
Restricted cash	12,924	8,322
Interest receivable	11,484	11,614
Other assets	7,433	7,282

Total assets	$1,586,248	$1,464,204

Liabilities
Accounts payable and accrued liabilities	$16,513	$21,463
Credit Facilities	—	5,016
2021 Asset-Backed Notes, net (principal of $101,411 and $109,205, respectively) (1)	100,388	107,972
Convertible Notes, net (principal of $230,000 and $0) (1)	222,542	—
2019 Notes, net (principal of $0 and $110,364, respectively) (1)	—	108,818
2024 Notes, net (principal of $258,510 and $252,873, respectively) (1)	251,240	245,490
Long-Term SBA Debentures, net (principal of $190,200 and $190,200, respectively) (1)	187,669	187,501

Total liabilities	$778,352	$676,260

Net assets consist of:
Common stock, par value	83	80
Capital in excess of par value	890,861	839,657
Unrealized depreciation on investments (2)	(120,528)	(89,025)
Accumulated undistributed realized gains on investments	40,840	37,603
Distributions in excess of net investment income	(3,360)	(371)

Total net assets	$807,896	$787,944

Total liabilities and net assets	$1,586,248	$1,464,204

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	82,801	79,555
Net asset value per share	$9.76	$9.90

(1)	The Company’s SBA Debentures, 2019 Notes, 2024 Notes, 2021 Asset-Backed Notes, and Convertible Senior Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.
(2)	Amounts include $1.7 million and $1.4 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, estimated taxes payable and Citigroup warrant participation agreement liabilities as of March 31, 2017 and December 31, 2016, respectively.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Investment income:
Interest income
Non-control/Non-affiliate investments	$42,345	$36,409
Control investments	514	—
Affiliate investments	2	65

Total interest income	42,861	36,474

Fee Income
Non-control/Non-affiliate investments	3,499	2,465
Control investments	5	—
Affiliate investments	—	—

Total fees	3,504	2,465

Total investment income	46,365	38,939
Operating expenses:
Interest	9,607	7,018
Loan fees	2,838	988
General and administrative	4,064	3,580
Employee compensation:
Compensation and benefits	5,345	4,685
Stock-based compensation	1,833	2,571

Total employee compensation	7,178	7,256

Total operating expenses	23,687	18,842

Net investment income	22,678	20,097
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	3,288	(4,468)
Control investments	(51)	—

Total net realized gain (loss) on investments	3,237	(4,468)

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(32,155)	(1,460)
Control investments	213	—
Affiliate investments	439	126

Total net unrealized depreciation on investments	(31,503)	(1,334)

Total net realized and unrealized loss	(28,266)	(5,802)

Net increase in net assets resulting from operations	$(5,588)	$14,295

Net investment income before investment gains and losses per common share:
Basic	$0.28	$0.28

Change in net assets resulting from operations per common share:
Basic	$(0.07)	$0.20

Diluted	$(0.07)	$0.20

Weighted average shares outstanding
Basic	81,420	71,172

Diluted	81,420	71,199

Distributions declared per common share:
Basic	$0.31	$0.31

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
Reconciliation of Net Investment Income to DNOI	2017	2016
Net investment income	$22,678	$20,097
Stock-based compensation	1,833	2,571

DNOI	$24,511	$22,668

DNOI per share-weighted average common shares
Basic	$0.30	$0.32

Weighted average shares outstanding
Basic	81,420	71,172

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include PIK interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

March 31, 2017
Total Debt (Principal Outstanding)	$780,121
Cash and cash equivalents	(148,140)

Numerator: net debt (total debt less cash and cash equivalents)	$631,981

Denominator: Total net assets	$807,896
Net Leverage Ratio	78.2%

Net leverage ratio is calculated by deducting the outstanding cash at March 31, 2017 of $148.1 million from total principal outstanding of $780.1 million divided by our total equity of $807.9 million, resulting in a net leverage ratio of 78.2%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.